Exhibit 12

M.D.C. HOLDINGS, INC.

RATIO OF (LOSS) EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Three Months Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007	2006	2005
	(dollars in 000's)
Earnings (Loss)	$8,463	$(19,830)	$14,948	$1,339	$(28,481)	$(299,317)	$(688,767)	$405,396	$858,443

Fixed Charges	$37,485	$33,156	$19,294	$16,441	$67,954	$68,570	$70,529	$80,915	$67,459

Earnings (Loss) to Fixed Charges	$0.23	$(0.60)	$0.77	$0.08	$(0.42)	$(4.37)	$(9.77)	$5.01	$12.73

(Loss) Earnings:

(Loss) Income before income taxes	$(24,941)	$(60,136)	$(3,699)	$(19,063)	$(107,335)	$(382,135)	$(756,464)	$333,137	$808,763
Add: Fixed Charges	37,485	33,156	19,294	16,441	67,954	68,570	70,529	80,915	67,459
Less: Capitalized Interest	(15,485)	(9,544)	(8,849)	(4,700)	(19,810)	(39,852)	(57,791)	(58,141)	(51,872)
Add: Amortization of Previously Capitalized Interest	11,404	16,694	8,202	8,661	30,710	54,100	54,959	49,485	34,093

Total Earnings (Loss)	$8,463	$(19,830)	$14,948	$1,339	$(28,481)	$(299,317)	$(688,767)	$405,396	$858,443

Fixed Charges:

Homebuilding and corporate interest expense	$19,604	$19,404	$9,309	$9,755	$38,131	$17,989	$—	$—	$—
Mortgage lending interest expense	206	174	127	83	451	329	1,581	8,816	3,850
Interest component of rent expense	1,499	1,695	722	816	3,257	4,362	7,109	9,852	7,369
Amortization and expensing of debt expenses	691	2,339	287	1,087	6,305	6,038	4,048	4,106	4,368
Capitalized interest	15,485	9,544	8,849	4,700	19,810	39,852	57,791	58,141	51,872

Total Fixed Charges	$37,485	$33,156	$19,294	$16,441	$67,954	$68,570	$70,529	$80,915	$67,459

In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense, mortgage lending interest expense, interest component of rent expense, amortization and expensing of debt expenses and capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to (loss) earnings before income taxes. For the six months ended June 30, 2009, the Company generated losses which exceeded fixed charges of $30.2 million. For the years ended December 31, 2009, 2008 and 2007, the Company generated losses which exceeded fixed charges of $68.0 million, $68.6 million and $70.3 million, respectively.